CERAMATEC
TOMORROW’S CERAMIC SYSTEMS

September 2, 2009

Via Certified Mail, return receipt requested

Fortunato Villamagna
Lyon Capital Venture Corp. (UTEC, Inc.)
8500 South East Jayhawk Drive
Riverton, KS 66770

Re: License and Supply Agreement
Our File No.: 1000.5.358.1

Fortunato,

Ceramatec, Inc. (Ceramatec) has decided to exercise its right under Section 7.4 to unilaterally terminate the License and Supply Agreement between Ceramatec, Inc. and Lyon Capital Venture Corp., now known as UTEC, Inc., (hereinafter "Licensee") dated February 1, 2007 (hereinafter the "Agreement"). Accordingly, any sublicenses between Licensee and any third party hereby terminate and all rights granted to Licensee under the Agreement hereby revert back to Ceramatec pursuant to Section 7.3 of the Agreement. Ceramatec understands that by unilaterally terminating the Agreement, it forfeits any unsold shares of stock granted to it under Section 5.1(a) to Licensee.

Ceramatec also demands the immediate return of both of its 60 KW Waste Destruction Units identified in Licensee's purchase orders UC-0115P8 and 062508 respectively. Licensee has failed to comply with the terms and conditions of the purchase as memorialized in Licensee's letter to Ceramatec dated March 18, 2009. Ceramatec reserves its right to seek payment and other appropriate damages.

Sincerely,

/s/ David Fonda
Patent Counsel
Ceramatec, Inc.